                                                                   EXHIBIT 11.1


                                     ISOCOR
        STATEMENT OF COMPUTATION OF SHARES USED IN PER SHARE COMPUTATION
                                 (IN THOUSANDS)

                                                                       Three months ended               Six months ended
                                                                    ------------------------       -------------------------
                                                                    June 30,        June 30,       June 30,        June 30,
                                                                      1996             1995           1996           1995
                                                                      ----             ----           ----           ----
Computation of shares used in net income (loss) per share:
     Weighted average common shares outstanding...............         8,747           1,189          5,705           1,189
     Common equivalent shares attributable to stock options...
       (treasury stock method)................................             -             173              -             173
     Common equivalent shares attributable to redeemable
       preferred stock........................................             -             813              -             813
                                                                       -----           -----          -----           -----
Shares used in per share calculation..........................         8,747           2,175          5,705           2,175
                                                                       =====           =====          =====           =====

                                       1